SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                         -------------------------------

                             Name: AIG SERIES TRUST

                      Address of Principal Business Office:

                           Harborside Financial Center
                                  3200 Plaza 5
                              Jersey City, NJ 07311


                         Telephone Number: 800-858-8850

                Name and address of agent for service of process:

                              Robert M. Zakem, Esq.
                    Senior Vice President and General Counsel
                      AIG SunAmerica Asset Management Corp.
                           Harborside Financial Center
                                  3200 Plaza 5
                              Jersey City, NJ 07311

                                   Copies to:

                                Jon S. Rand, Esq.
                                   Dechert LLP
                              30 Rockefeller Plaza
                              New York, N.Y. 10112


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]    NO [ ]

                         -------------------------------

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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Jersey City, in the State of New Jersey on the 31st day of December, 2003.


                                              AIG SERIES TRUST


                                              By: /s/ ROBERT M. ZAKEM
                                                  -------------------------
                                                  Robert M. Zakem
                                                  President



Attest: /s/ JOSEPH P. KELLY
        ------------------------------------
        Joseph P. Kelly
        Secretary